As filed with the Securities and Exchange Commission on April 5, 2002

Registration No. 333-_________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

S1 CORPORATION
(Exact name of registrant as specified in its governing instrument)

Delaware (State of Organization)	58-2395199 (I.R.S. Employer Identification Number)

3500 Lenox Road, Suite 200
Atlanta, GA 30326
(Address of principal executive offices)

Richard Dobb, Esq.
Vice President, General Counsel and Secretary
3500 Lenox Road, Suite 200
Atlanta, GA 30326
(404) 923-3500
(Name and address of agent for service)

Copies to:
Stuart G. Stein, Esq.
HOGAN & HARTSON L.L.P.
555 Thirteenth Street, N.W.
Washington, D.C. 20004-1109
(202) 637-8575

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
 ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Class	Amount to be	Aggregate Price per	Aggregate Offering	Amount of
of Securities Being Registered	Registered	Common Share (1)	Price (1)	Registration Fee (1)

Common Stock, $0.01 par value per share	1,474,547	$22,029,732	$14.94	$2,027

(1)	Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(c) based on the average of the high and low reported sales prices on the Nasdaq National Market Tier on April 2, 2002.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

RISK FACTORS
FORWARD LOOKING STATEMENTS IN THIS PROSPECTUS
ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
NO PROCEEDS TO THE COMPANY
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
EXPERTS
LEGAL MATTERS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
Item 15. Indemnification of Directors and Officers
Item 16. Exhibits
Item 17. Undertakings
SIGNATURES
EXHIBIT INDEX
OPINION OF HOGAN & HARTSON, LLP
CONSENT OF PRICEWATERHOUSECOOPERS LLP
CONSENT OF ERNST & YOUNG LLP

     The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This prospectus is neither an offer to sell nor a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is unlawful.

SUBJECT TO COMPLETION DATED APRIL 5, 2002

PROSPECTUS

1,474,547 Shares

S1 CORPORATION
Common Stock
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     The selling stockholders named in this prospectus may offer and sell up to 1,474,547 shares of our common stock. We are registering the resale of the offered shares as required by the terms of our agreements with the selling stockholders. We issued these shares in connection with the acquisitions of Regency Systems, Inc. and substantially all of the assets and subsidiaries of Point Holdings, Ltd. The registration of the offered shares does not necessarily mean that any of the shares will be offered or sold by the selling stockholders. Although we will incur expenses of approximately $22,227 in connection with the registration of these shares, we will not receive any cash proceeds if they are sold. The selling stockholders, however, are responsible for their own brokerage commissions and similar expenses.

     Our common stock is quoted on the Nasdaq National Market under the symbol “SONE.”

     On April 2, 2002 the last reported sale price for our common stock on Nasdaq was $14.71.

__________________

Investing in S1 common stock involves risks.
See “Risk Factors” beginning on page 3 before purchasing the common stock.
__________________

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

__________________

     The selling stockholders may from time to time offer and sell all or a portion of the offered shares in transactions on Nasdaq or any other national securities exchange or quotation service on which the offered shares are listed or quoted at the time of the sale, in the over-the-counter market, in negotiated transactions or otherwise, at prices then prevailing or related to the then-current market price or at negotiated prices. The offered shares may be sold directly or through agents or broker-dealers acting as principal or agent, or in block trades or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. To the extent required, the names of any agents or broker-dealers and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in this prospectus under the caption “Plan of Distribution” or in any accompanying prospectus supplement. The selling stockholders reserve the right to accept or reject, in whole or in part, any proposed purchase of the offered shares to be made directly or through agents. The selling stockholders and any agents or broker-dealers participating in the distribution of the offered shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any profit on the sale of offered shares by the selling stockholders and any commissions received by any agents or broker-dealers may be deemed to be underwriting commissions or discounts under the Securities Act.

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The date of this prospectus is April           , 2002.

S1 Corporation

     We are a leading global provider of enterprise software solutions to more than 3,700 banks, credit unions, insurance providers, and investment firms. We are enabling financial service providers to create a complete Integrated eFinance Experience™ by delivering the tools necessary to meet the evolving demands of their customers across various lines of businesses, market segments and delivery channels. Through our Open eFinance Architecture™, we offer a broad range of applications that empower financial institutions to increase revenue, strengthen customer relationships and gain competitive advantage. Additionally, our professional services organization can implement S1 applications in-house or we can host these applications for our customers in an S1 data center.

     Our principal executive offices are located at 3500 Lenox Road, Suite 200, Atlanta, Georgia 30326, and our telephone number is (404) 923-3500. We maintain a homepage on the Internet at www.s1.com. That web site is not a part of this prospectus.

RISK FACTORS

     You should consider carefully the following risks before you decide to buy our common stock. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our common stock could decline, and you may lose all or a part of the money you paid to buy our common stock.

Our quarterly operating results may fluctuate and any fluctuations could adversely affect the price of our common stock

     Our quarterly operating results have fluctuated significantly to date. If we fail to meet the expectations of securities analysts or investors as a result of any future fluctuations in our quarterly operating results, the market price of our common stock would likely decline. We expect that we may experience fluctuations in future quarters because:

•	we cannot accurately predict the number and timing of contracts we will sign in a period, in part because the budget constraints and internal review processes of existing and potential clients are not within our control;

•	many of our clients’ orders tend to be relatively large, and in any given period a substantial portion of our revenues may be attributable to a few clients;

•	the length of our sales cycle to large financial organizations generally lasts from 6 to 18 months, which adds an element of uncertainty to our ability to forecast revenues;

•	if we fail to introduce new or enhanced products, or if our competitors introduce new or enhanced products, sales of our products and services may not achieve expected levels and/or may decline;

•	our ability to expand the mix of distribution channels through which our products are sold may be limited;

•	our products may not achieve widespread consumer acceptance, which could cause our revenues to be lower than expected;

•	our sales may be constrained by the timing of releases of third-party software that works with our products; and

•	a significant percentage of our expenses is relatively fixed, and we may be unable to reduce expenses if revenues decrease.

Acquisitions may be costly and difficult to integrate, divert management resources or dilute stockholder value

     We acquired three companies in 1999, three companies in 2000, one company in 2001 and two companies in the first quarter of 2002. We sold one of these acquired companies in January 2001. The continued integration of these companies and any future acquisitions into our existing operations is a complex, time-consuming and expensive process and may disrupt our business. We have encountered substantial difficulties, costs and delays in integrating the acquired operations with our own and may continue to do so in the future. Among the issues related to integration are:

•	potential incompatibility of business cultures;

•	potential delays in rationalizing diverse technology platforms;

•	potential difficulties in coordinating geographically separated organizations;

•	potential difficulties in re-training sales forces to market all of our products across all of our intended markets;

•	potential difficulties implementing common internal business systems and processes;

•	potential conflicts in third-party relationships; and

•	the loss of key employees and diversion of the attention of management from other ongoing business concerns.

We depend on a limited number of clients for a significant portion of our revenue and, if any of those clients terminates its contract, our revenues and financial performance would decline

     Our business success depends in part on our relationships with a limited number of large clients. We had one client that accounted for 40%, 31% and 28% of our total revenue in 1999, 2000 and 2001, respectively. Although the percentage of total revenue that this one client accounts for has declined, we expect that we will continue to derive a significant portion of our revenue from a limited number of clients in the future. A substantial number of our client contracts do not allow our clients to terminate their contracts prior to the termination date without payment of liquidated damages. These damages are usually insufficient to replace the ongoing revenue we would have otherwise earned.

Market volatility may affect the price of our common stock

     The trading prices of Internet stocks in general, and ours in particular, have experienced extreme price fluctuations. Since reaching a high in 2000, our stock price has declined significantly. Any further negative change in the public’s perception of the prospects of Internet or e-commerce companies could further depress our stock price regardless of our results of operations. Other broad market and industry factors may decrease the trading price of our common stock, regardless of our operating performance. Market fluctuations, as well as general political and economic conditions such as a recession or interest rate or currency rate fluctuations, also may decrease the trading price of our common stock. In addition, our stock price could be subject to wide fluctuations in response to the following factors:

•	actual or anticipated variations in our quarterly operating results;

•	announcements of new products, product enhancements, technological innovations or new services by us or our competitors;

•	changes in financial estimates by securities analysts;

•	conditions or trends in the Internet and online commerce industries;

•	changes in the market valuations of other Internet or online service companies;

•	developments in Internet regulations;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	unscheduled system downtime of our products in either a hosted or in-house environment;

•	additions or departures of key personnel; and

•	sales of our common stock or other securities in the open market.

We have experienced substantial losses and may not achieve profitable operations in the foreseeable future

     We incurred losses in 1999, 2000 and 2001. In November 2000 and June 2001, we approved restructuring plans related to the streamlining of our worldwide operations. We continue to review our cost structure on a worldwide basis and look for additional ways to streamline our operations. We believe our efforts to streamline operations, including headcount reductions and consolidation of our operating facilities, have resulted in costs savings that have improved our margins and our cash flows from operating activities during 2001. We cannot ensure that our efforts to streamline our operations will improve our financial performance, or that we will be able to achieve profitability on a quarterly or annual basis in the future. We generally are unable to reduce our expenses significantly in the short-term to compensate for any unexpected delay or decrease in anticipated revenues. As a result, we may continue to experience losses, which could negatively impact the value of our common stock.

Future sales of our common stock in the public market could negatively affect our stock price

     If our stockholders sell substantial amounts of our common stock, including shares issued when options and warrants are exercised or shares of our preferred stock are converted into common stock, the market price of our common stock could fall. As of March 21, 2002, we had 62.6 million shares of common stock outstanding, assuming no exercise of outstanding options or warrants or conversion of preferred stock. As of March 21, 2002, there were outstanding employee stock options to purchase 17.4 million shares of our common stock, options and warrants to acquire 300,000 shares of our common stock, and 1.6 million shares of preferred stock convertible into an aggregate of 8.7 million shares of our common stock. The common stock issuable after vesting and upon exercise of these options and warrants and upon conversion of this preferred stock will be eligible for sale in the public market from time to time. Our series D convertible preferred shares must be converted by April 30, 2002 which will result in the issuance of 7.0 million shares of our common stock. The possible sale of a significant number of these shares may cause the market price of our common stock to fall. Some of the holders of restricted shares of our common stock, our preferred stock and vested options or warrants have rights that may require us to register shares of common stock with the Securities and Exchange Commission. By exercising their registration rights and causing a large number of shares to be sold in the public market, these stockholders could cause the market price of our common stock to fall.

A significant portion of our clients are in the rapidly consolidating financial services industry, which is subject to economic changes that could reduce demand for our products and services

     For the foreseeable future, we expect to derive most of our revenue from products and services we provide to the banking industry and other financial services firms such as insurance and securities brokerage companies. Changes in economic conditions and unforeseen events, like recession or inflation, could occur and reduce consumers’ use of banking services. Any event of this kind, or implementation for any reason by banks of cost reduction measures, could result in significant decreases in demand for our products and services. Mergers and acquisitions are pervasive in today’s banking industry. Our existing clients may be acquired by or merged into other financial institutions which already have their own financial Internet software solution or decide to terminate their relationships with us for other reasons. As a result, our sales could decline if an existing client is merged into or acquired by another company.

Network or Internet security problems could damage our reputation and business

     Despite our security measures, the core of our network infrastructure could be vulnerable to unforeseen computer problems. Although we believe we have taken steps to mitigate much of the risk, we may in the future experience interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees or others. Unknown security risks may result in liability to us and also may deter financial organizations from licensing our software and services. Although we intend to continue to implement and establish security measures, there can be no assurance that measures we have implemented will not be circumvented in the future, which could have a material adverse effect on our business, financial condition or results of operations. The occurrence of any of these problems could reduce product demand from potential customers and cause existing customers to terminate their license or data center contracts with us. These problems could also require us to spend significant capital to remedy any failure and could subject us to costly litigation with clients or their end users.

Our market is highly competitive and, if we are unable to keep pace with evolving technology, our revenue and future prospects may decline

     The market for our products and services is characterized by rapidly changing technology, intense competition and evolving industry standards. We have many competitors who offer various components of our suite of applications or who use a different technology platform to accomplish similar tasks. In some cases, our existing clients also use some of our competitors’ products. Our future success will depend on our ability to develop, sell and support enhancements of current products and new software products in response to changing client needs. If the completion of the next version of any of our products is delayed, our revenue and future prospects could be harmed. In addition, competitors may develop products or technologies that the industry considers more attractive than those we offer or that render our technology obsolete.

We are engaged in offshore software development activities, which may not be successful and which may put our intellectual property at risk

     In order to optimize available research and development resources and meet development timeframes, we established a relationship with an Indian based development organization in 2001 to assist us with portions of our product development. We expect to expand this relationship in 2002 to a newly created development center in India. While our experience to date with these activities has been positive, there is no assurance that this will continue. Specifically, there are a number of risks associated with this activity, including but not limited to the following:

•	communications and information flow may be less efficient and accurate as a consequence of the time, distance and language differences between our primary development organization and the Indian based activities, resulting in delays in development or errors in the software developed;

•	ramp-up time for our Indian based development efforts may adversely impact the ability to meet anticipated schedules;

•	the quality of the development efforts undertaken off-shore do not meet our requirements because of language, cultural and experiential differences, resulting in potential product errors and/or delays; and

•	there is the potential for misappropriation of our intellectual property that might not be readily discoverable.

We may become involved in litigation over proprietary rights, which may be costly and time consuming

     Other parties may assert that our products, trademarks or other proprietary rights require a license of intellectual property rights or infringe, or may infringe, on their intellectual property rights. Any claims, with or without merit, could:

•	be time-consuming;

•	result in costly litigation;

•	cause product shipment delays;

•	require us to enter into royalty or licensing agreements; or

•	result in an injunction being issued against the use of our products.

     Royalty or licensing agreements, if required, may not be available on terms acceptable to us, or at all, which could harm our business, financial condition and results of operations. Litigation to determine the validity of any claims could result in significant expense to us and divert the efforts of our technical and management personnel from productive tasks, whether or not the litigation is determined in our favor. In the event of an adverse ruling, we may be required to:

•     pay substantial damages;

•     discontinue the use and sale of infringing products;

•     expend significant resources to develop non-infringing technology; or

•     obtain licenses to infringing technology.

     Our failure to develop or license a substitute technology could significantly harm our business. We expect software to be increasingly subject to third-party infringement claims as the number of competitors grows and the functionality of products in different industry segments overlaps. Third parties may have, or may eventually be issued, patents that would be infringed by our products or technology. Any of these third parties could make a claim of infringement against us with respect to our products or technology. In addition, we may become involved in costly and time-consuming litigation to protect the validity of our intellectual property rights.

Infringement of our proprietary technology could hurt our competitive position and income potential

     Our success depends upon our proprietary technology and information. We rely on a combination of patent, copyright, trademark and trade secret laws and confidentiality procedures to protect our proprietary technology and information. Because it is difficult to police unauthorized use of software, the steps we have taken to protect our services and products may not prevent misappropriation of our technology. Any misappropriation of our proprietary technology or information could reduce any competitive advantages we may have or result in costly litigation. We now also have a significant international presence. The laws of some foreign countries may not protect our proprietary technology as well as the laws of the United States. Our ability to protect our proprietary technology abroad may not be adequate.

International operations and currency exchange rate fluctuations may adversely affect us

     We conduct our business worldwide and may be adversely affected by changes in demand resulting from:

•	fluctuations in currency exchange rates;

•	governmental currency controls;

•	changes in various regulatory requirements;

•	political and economic changes and disruptions;

•	difficulties in enforcing our contracts in foreign jurisdictions;

•	export/import controls;

•	tariff regulations;

•	difficulties in staffing and managing foreign sales and support operations;

•	greater difficulties in trade accounts receivable collection; and

•	possible adverse tax consequences.

     In addition, we maintain our international executive offices and a significant portion of our maintenance, consulting, and research and development operations in Europe. Therefore, our operations may also be affected by economic conditions in Europe. These risks associated with international operations may harm our business.

If we are unable to attract and retain highly skilled technical employees, we may not be able to compete

     Based on the significant growth in our operations and the need for highly skilled technical employees, we believe that our future success will depend in large part on our ability to attract and retain highly skilled technical personnel. Because the development of our software requires knowledge of computer hardware, as well as a variety of software applications, we need to attract and retain technical personnel who are proficient in all these disciplines. There is substantial competition for employees with the technical skills we require. If we cannot hire and retain talented technical personnel, this could adversely affect our growth prospects and future success.

We are subject to government regulation

     We are subject to examination, and are indirectly regulated, by the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision and the various state financial regulatory agencies that supervise and regulate the banks and thrift institutions for which we provide data processing services. Matters subject to review and examination by federal and state financial institution regulatory agencies include our internal controls in connection with our performance of data processing services and the agreements giving rise to those processing activities.

The adoption or modification of laws or regulations relating to the Internet, or interpretations of existing law, could adversely affect our business

     Laws and regulations which apply to communications and commerce over the Internet are becoming more prevalent. Currently, there are Internet laws regarding copyrights, taxation and the transmission of specified types of material. Congress also adopted legislation imposing obligations on financial institutions to notify their customers of the institution’s privacy practices, restrict the sharing of non-public customer data with non-affiliated parties at the customer’s request, and establish procedures and practices to protect and secure customer data. These privacy provisions are implemented by regulations with which compliance is now required. Additionally, there are many legislative and regulatory actions pending at the state and federal level with respect to privacy. Further, our clients and we may be faced with state and federal requirements that differ drastically, and in some cases conflict. In addition, the European Union enacted its own privacy regulations and is currently considering other Internet-related legislation. The law of the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet. In addition, the growth and development of the market for online financial services, including online banking, may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business online.

Restrictions on our export of encrypted technology could cause us to incur delays in international sales

     Our solutions use encrypted technology, the export of which is regulated by the United States government. If the United States government were to adopt new legislation restricting the export of software or encryption technology, we could experience delays or reductions in our shipments of products internationally. In addition, existing or future export regulations could limit our ability to distribute our solutions outside of the United States.

System failures or performance problems with our products could cause demand for these products to decrease, require us to make significant capital expenditures or impair client relations

     There are many factors that could adversely affect the performance, quality and desirability of our products and could delay or prevent these products from gaining market acceptance. These factors include, but are not limited to the following:

•	extraordinary end-user volumes or other events could cause systems to fail;

•	our products could contain errors, or “bugs”, which could impair the services we provide;

•	during the initial implementation of some products, we have experienced significant delays integrating software and bringing banks online, and we may experience similar difficulties or delays in connection with future implementations and upgrades to new versions; and

•	many of our products require integration with third-party products and systems, and we may not be able to integrate these products with new or existing products.

FORWARD LOOKING STATEMENTS IN THIS PROSPECTUS

     This prospectus and the documents incorporated into this prospectus by reference contain forward looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include statements with respect to our financial condition, results of operations and business and on the expected impact of our recent acquisitions on our financial performance. Words such as anticipates, expects, intends, plans, believes, seeks, estimates and similar expressions identify forward-looking statements.

     These forward looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward looking statements. In evaluating a purchase of S1 common stock, you should carefully consider the discussion of the factors in the section entitled “Risk Factors” on page 3 and other risk factors as may be detailed from time to time in S1’s public announcements and filings with the Securities and Exchange Commission.

ABOUT THIS PROSPECTUS

     We have filed with the Commission a registration statement on Form S-3, of which this prospectus is a part, under the Securities Act with respect to the offered shares. This prospectus does not contain all of the information set forth in the registration statement, portions of which we have omitted as permitted by the rules and regulations of the Commission. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or document filed as an exhibit to the registration statement for a complete description.

WHERE YOU CAN FIND MORE INFORMATION

     S1 is subject to the informational requirements of the Securities Exchange Act of 1934 and files annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any materials we file with the Commission at the Public Reference Room of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, we file many of our documents electronically with the Commission, and you may access those documents over the Internet. The Commission maintains a “web site” that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of the Commission’s web site is “http://www.sec.gov.”

     Our common stock is quoted on the Nasdaq National Market under the symbol “SONE.”

     The Commission allows us to “incorporate by reference” the information we file with them in this prospectus. This helps us disclose certain information to you by referring you to the documents we file. The information we incorporate by reference is an important part of this prospectus. We incorporate by reference each of the documents listed below.

(a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

(b)	Our Current Report on Form 8-K filed with the Commission on February 12, 2002.

(c)	The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on September 30, 1998, including any amendment or report filed for the purpose of updating such description.

In addition, all documents and reports filed by S1 subsequent to the date hereof pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

     You may obtain copies of these documents, other than exhibits, free of charge by contacting Richard Dobb, Esq., S1’s Vice President, General Counsel and Corporate Secretary at our principal office, which is located at 3500 Lenox Road, Suite 200, Atlanta, Georgia 30326, or by telephone at (404) 923-3500.

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement, we have not authorized any on to provide you with different information. The selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other that the date on the front of this document.

NO PROCEEDS TO THE COMPANY

     S1 will not receive any of the proceeds from sales of shares by the selling stockholders. Most of the costs and expenses incurred in connection with the registration under the Securities Act of the offered shares will be paid by S1. The selling stockholders will pay any brokerage fees and commissions, fees and disbursements of legal counsel for the selling stockholders, and share transfer and other taxes attributable to the sale of the offered shares.

SELLING STOCKHOLDERS

     A total of 1,474,547 shares of common stock may be sold by this prospectus. The shares of common stock offered by the prospectus were privately issued by us in the following manner:

- A total of 400,561 shares were issued to Transaction Systems Architects, Inc. when we acquired Regency Systems, Inc. from them on February 14, 2002. As a result of the acquisition, we issued 400,561 shares of common stock to Transaction Systems Architects, Inc. in exchange for their shares of capital stock in Regency Systems in a private placement transaction. Upon the closing of the acquisition, Regency Systems became a wholly owned subsidiary of S1.

- A total of 1,073,986 shares were issued to Paul Basson, Jonathan Cook, Peter Gangsted, Thomas Putter, Stefan Sanne, David Hargaden, Rowland Moriarty, Garrett Fitzgerald, Mark Fitzgerald, Yeoman International Holding S.A., Allianz Capital Partners, and Mary Fitzgerald when we acquired substantially all of the assets and subsidiaries of Point Holdings, Ltd.

     Since the selling stockholders may sell all, some or none of the shares they received, S1 cannot estimate the number of shares that will be sold by the selling stockholders or that will be owned by the selling stockholders upon completion of the offering.

     The table below sets forth information as of April 2, 2002 regarding the beneficial ownership of common stock by the selling stockholders. On April 2, 2002, the selling stockholders collectively owned 3.7% and Allianz Capital Partners GmbH owned 3.1% of the outstanding shares of S1.

Name of Selling Stockholder	Number of Shares Owned		Number of Shares Offered

Transaction Systems Architects, Inc.	400,561		400,561

Paul Basson	68,341		68,341

Jonathan Cook	13,668		13,668

Peter Gangsted	1,590		1,590

Thomas Putter	1,143		1,143

Stefan Sanne	1,143		1,143

David Hargaden	9,994		9,994

Rowland Moriarty	2,563		2,563

Garrett Fitzgerald	1,504		1,504

Mark Fitzgerald	7,766		7,766

Yeoman International Holding S.A.	68,341		68,341

Allianz Capital Partners GmbH	1,995,844	*	897,732

Mary Fitzgerald	201		201

*   Such number includes 897,732 shares of S1 common stock issued in connection with the acquisition of substantially all of the assets and subsidiaries of Point Holdings, Ltd. and 1,098,112 shares of S1 common stock issuable upon the conversion of 37,500 shares of S1 Series D Convertible Preferred Stock issued in a private placement transaction in May 2000.

PLAN OF DISTRIBUTION

     The selling stockholders may from time to time, in one or more transactions, sell all or a portion of the offered shares on Nasdaq or any other national securities exchange or quotation service on which the offered shares are listed or quoted at the time of sale, in the over-the-counter market, in negotiated transactions, in underwritten transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the offered shares from time to time will be determined by the selling stockholders and, at the time of determination, may be higher or lower than the market price of the common stock as quoted on Nasdaq. In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or from purchasers of offered shares for whom they may act as agents. Underwriters may sell offered shares to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Under agreements that may be entered into by S1, underwriters, dealers and agents who participate in the distribution of offered shares may be entitled to indemnification by S1 against liabilities under the Securities Act or otherwise, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make. The offered shares may be sold directly or through broker-dealers acting as principals or agents, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. Broker-dealers acting as principals or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or from purchasers of offered shares for whom they may act as agents. The methods by which the offered shares may be sold include:

•	a cross or block trade in which the broker-dealer so engaged will attempt to sell the offered shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	an exchange distribution in accordance with the rules of the NASD;

•	short sales or borrowings, returns and reborrowings of the shares pursuant to stock loan agreements to settle short sales;

•	privately-negotiated transactions; and

•	underwritten transactions.

     The selling stockholders and any underwriters, dealers or agents participating in a distribution of the offered shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the offered shares by the selling stockholders and any commissions received by such broker-dealers may be deemed to be underwriting commissions under the Securities Act.

     When the selling stockholders elects to make a particular offer of shares, a prospectus supplement, if required, will be distributed which will identify any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from the selling stockholders and any other required information.

     To comply with any applicable state securities laws, the offered shares may be sold only through registered or licensed brokers or dealers. In addition, in some states, the offered shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from registration or qualification requirement is available and is satisfied.

     S1 has agreed to pay all costs and expenses incurred in connection with the registration under the Securities Act of the offered shares, including:

•	all registration and filing fees,

•	printing expenses, and

•	fees and disbursements of counsel and accountants for S1.

     The selling stockholders will pay any brokerage fees and commissions, fees and disbursements of legal counsel for the selling stockholders and stock transfer and other taxes attributable to the sale of the offered shares. S1 also has agreed to indemnify the selling stockholders and their respective officers, directors and trustees and each person who controls, within the meaning of the Securities Act, a selling stockholder against losses, claims, damages, liabilities and expenses arising under the securities laws in connection with this offering. The selling stockholders have agreed to indemnify S1, its officers and each person who controls, within the meaning of the Securities Act, S1 against any losses, claims, damages, liabilities and expenses arising under the securities laws in connection with this offering with respect to written information furnished to S1 by the selling stockholders.

EXPERTS

     The consolidated financial statements and financial statement schedule of S1 Corporation as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 incorporated in this prospectus by reference to the Annual Report on Form 10-K of S1 Corporation for the year ended December 31, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Yodlee, Inc. as of December 2001 and 2000 and for the period from inception (February 1999) to December 31, 1999 and for each of the two years in the period ended December 31, 2001, included in the Annual Report (Form 10-K) of S1 Corporation for the year ended December 31, 2001, which is incorporated in this prospectus by reference, have been so incorporated in reliance on the report of Ernst & Young LLP, Independent Auditors, given on their authority as experts in accounting and auditing.

LEGAL MATTERS

     Hogan & Hartson L.L.P., Washington, D.C., has passed upon the validity of the common stock offered pursuant to this prospectus.

No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained in this prospectus in connection with the offering covered by this prospectus. If given or made, such information or representations must not be relied upon as having been authorized by S1 or the selling stockholders. This prospectus does not constitute an offer to sell, or a solicitation of any offer to buy, the offered shares, in any jurisdiction where, or to any person to whom, it is unlawful to make any such offer or solicitation. Neither the delivery of this prospectus nor any offer or sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this prospectus or in the affairs of S1 since the date hereof		1,474,547 Shares S1 CORPORATION Common Stock PROSPECTUS

Page
S1 Corporation	2
Risk Factors	3
Forward Looking Statements in this Prospectus	8
About This Prospectus	8	April , 2002
Where You Can Find More Information	8
No Proceeds to the Company	9
Selling Stockholders	9
Plan of Distribution	11
Experts	12
Legal Matters	12

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

     The following table sets forth the estimated fees and expenses payable by S1 in connection with the issuance and distribution of the securities being registered:

Registration Fee	$2,027
Printing and Duplicating Expenses	5,000
Legal Fees and Expenses	7,500
Accounting Fees and Expenses	5,700
Miscellaneous	2,000

Total	$22,227

Item 15. Indemnification of Directors and Officers

     Section 145 of the General Corporation Law of the State of Delaware sets forth certain circumstances under which directors, officers, employees and agents may be indemnified against liability that they may incur in their capacity as such. Section 6 of S1’s Amended and Restated Certificate of Incorporation, as amended, provides for indemnification of S1’s directors, officers, employees and agents under certain circumstances. Section 6 of S1’s Amended and Restated Bylaws, as amended, provides that S1 may purchase and maintain insurance on behalf of directors, officers, employees or agents. S1 has in effect a policy of liability insurance covering its directors and officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of S1 pursuant to the foregoing provisions, or otherwise, S1 has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by S1 of expenses incurred or paid by a director, officer, or controlling person of S1 in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, S1 will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 16. Exhibits

Exhibit
No.	Description

4.1	Amended and Restated Certificate of Incorporation of S1 Corporation (“S1”) (filed as Exhibit 1 to S1’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission (the “SEC”) on September 30, 1998 and incorporated herein by reference).

4.1.1	Certificate of Amendment of Amended and Restated Certificate of Incorporation of S1 (filed as Exhibit 4.2 to S1’s Registration Statement on Form S-8 (File No. 333-82369) filed with the SEC on July 7, 1999 and incorporated herein by reference).

4.1.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation of S1 (filed as Exhibit 3.3 to S1’s Annual Report on Form 10-K for the fiscal year ending December 31, 1999 and incorporated herein by reference).

4.2	Certificate of Designation for S1’s Series B Redeemable Convertible Preferred Stock (filed as Exhibit 2 to S1’s Registration Statement on Form 8-A filed with the SEC on September 30, 1998 and incorporated herein by reference).

4.3	Certificate of Designation for S1’s Series C Redeemable Convertible Preferred Stock (filed as Exhibit 3 to S1’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 and incorporated herein by reference).

4.4	Certificate of Designations for S1’s Series D Convertible Preferred Stock (filed as Exhibit 3 to S1’s Current Report on Form 8-K filed with the SEC on June 7, 2000 and incorporated herein by reference).

4.5	Certificate of Designations for S1’s Series E Convertible Preferred Stock (filed as Exhibit 4.7 to S1’s Registration Statement on Form S-8 filed with the SEC on October 26, 2001 and incorporated herein by reference).

4.6	Amended and Restated Bylaws of S1, as amended (filed as Exhibit 4.7 to S1’s Registration Statement on Form S-8 (File No. 333-82383) filed with the SEC on August 9, 2000 and incorporated herein by reference).

4.7	Specimen certificate for S1’s common stock (filed as Exhibit 4 to S1’s Registration Statement on Form 8-A filed with the SEC on September 30, 1998 and incorporated herein by reference).

4.8	Specimen certificate for S1’s Series A Convertible Preferred Stock (filed as Exhibit 4.2 to S1’s Annual Report on Form 10-K for the year ended December 31, 1998 and incorporated herein by reference).

4.9	Specimen certificate for S1’s Series B Convertible Redeemable Preferred Stock (filed as Exhibit 4.3 to S1’s Annual Report on Form 10-K for the year ended December 31, 1998 and incorporated herein by reference).

4.10	Specimen certificate for S1’s Series C Redeemable Convertible Preferred Stock (filed as Exhibit 4 to S1’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 and incorporated herein by reference).

4.11	Specimen certificate for S1’s Series D Convertible Preferred Stock (filed as Exhibit 4 to S1’s Current Report on Form 8-K filed with the SEC on June 7, 2000 and incorporated herein by reference).

4.12	Specimen certificate for S1’s Series E Convertible Preferred Stock (filed as Exhibit 4.12 to S1’s Registration Statement on Form S-3, as amended (filed with the SEC on February 20, 2002 and incorporated herein by reference).

5	Opinion of Hogan & Hartson L.L.P. as to the validity of the shares being registered.

23.1	Consent of Hogan & Hartson L.L.P. (included in Exhibit 5).

23.2	Consent of PricewaterhouseCoopers LLP.

23.3	Consent of Ernst & Young LLP, Independent Auditors

24	Power of Attorney (included on signature page).

Item 17. Undertakings

     (a)  The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities and Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Atlanta, state of Georgia on April 5, 2002.

S1 CORPORATION

By:	/s/ Jaime W. Ellertson

Jaime W. Ellertson
Chief Executive Officer

     We, the undersigned directors and officers of S1 Corporation, do hereby constitute and appoint Jaime W. Ellertson and Matthew Hale and each and either of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and our behalf in our capacities as trustees and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said Corporation to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, any and all amendments (including post-effective amendments) hereto; and we hereby ratify and confirm all that said attorneys and agents, or either of them, shall do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 5th day of April, 2002.

Signature	Title

/s/ Jaime W. Ellertson Jaime W. Ellertson	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Matthew Hale Matthew Hale	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ James S. Mahan James S. Mahan, III	Chairman of the Board

David C. Hodgson	Director

/s/ M. Douglas Ivester M. Douglas Ivester	Director

/s/ Howard J. Runnion Howard J. Runnion, Jr.	Director

/s/ Jackson L. Wilson Jackson L. Wilson, Jr.	Director

EXHIBIT INDEX

Exhibit
No.	Description

4.1	Amended and Restated Certificate of Incorporation of S1 Corporation (“S1”) (filed as Exhibit 1 to S1’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission (the “SEC”) on September 30, 1998 and incorporated herein by reference).

4.1.1	Certificate of Amendment of Amended and Restated Certificate of Incorporation of S1 (filed as Exhibit 4.2 to S1’s Registration Statement on Form S-8 (File No. 333-82369) filed with the SEC on July 7, 1999 and incorporated herein by reference).

4.1.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation of S1 (filed as Exhibit 3.3 to S1’s Annual Report on Form 10-K for the fiscal year ending December 31, 1999 and incorporated herein by reference).

4.2	Certificate of Designation for S1’s Series B Redeemable Convertible Preferred Stock (filed as Exhibit 2 to S1’s Registration Statement on Form 8-A filed with the SEC on September 30, 1998 and incorporated herein by reference).

4.3	Certificate of Designation for S1’s Series C Redeemable Convertible Preferred Stock (filed as Exhibit 3 to S1’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 and incorporated herein by reference).

4.4	Certificate of Designations for S1’s Series D Convertible Preferred Stock (filed as Exhibit 3 to S1’s Current Report on Form 8-K filed with the SEC on June 7, 2000 and incorporated herein by reference).

4.5	Certificate of Designations for S1’s Series E Convertible Preferred Stock (filed as Exhibit 4.7 to S1’s Registration Statement on Form S-8 filed with the SEC on October 26, 2001 and incorporated herein by reference).

4.6	Amended and Restated Bylaws of S1, as amended (filed as Exhibit 4.7 to S1’s Registration Statement on Form S-8 (File No. 333-82383) filed with the SEC on August 9, 2000 and incorporated herein by reference).

4.7	Specimen certificate for S1’s common stock (filed as Exhibit 4 to S1’s Registration Statement on Form 8-A filed with the SEC on September 30, 1998 and incorporated herein by reference).

4.8	Specimen certificate for S1’s Series A Convertible Preferred Stock (filed as Exhibit 4.2 to S1’s Annual Report on Form 10-K for the year ended December 31, 1998 and incorporated herein by reference).

4.9	Specimen certificate for S1’s Series B Convertible Redeemable Preferred Stock (filed as Exhibit 4.3 to S1’s Annual Report on Form 10-K for the year ended December 31, 1998 and incorporated herein by reference).

4.10	Specimen certificate for S1’s Series C Redeemable Convertible Preferred Stock (filed as Exhibit 4 to S1’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 and incorporated herein by reference).

4.11	Specimen certificate for S1’s Series D Convertible Preferred Stock (filed as Exhibit 4 to S1’s Current Report on Form 8-K filed with the SEC on June 7, 2000 and incorporated herein by reference).

4.12	Specimen certificate for S1’s Series E Convertible Preferred Stock (filed as Exhibit 4.12 to S1’s Registration Statement on Form S-3, as amended (filed with the SEC on February 20, 2002 and incorporated herein by reference).

5	Opinion of Hogan & Hartson L.L.P. as to the validity of the shares being registered.

23.1	Consent of Hogan & Hartson L.L.P. (included in Exhibit 5).

23.2	Consent of PricewaterhouseCoopers LLP.

23.3	Consent of Ernst & Young LLP, Independent Auditors

24	Power of Attorney (included on signature page).